Exhibit 23.1

KPMG Auditores Independentes Ltda.

Rua do Passeio, 38, setor 2, 17º andar - Centro

20021-290 - Rio de Janeiro - RJ

Caixa Postal 2888 - CEP 20001-970 - Rio de Janeiro/RJ - Brasil

Telefone +55 (21) 2207-9400

kpmg.com.br

Consent of Independent Registered Public Accounting Firm

We consent to the use of our audit report dated April 11, 2024, with respect to the consolidated financial statements of Petróleo Brasileiro S.A. – Petrobras and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Auditores Independentes Ltda.

KPMG Auditores Independentes Ltda.

Rio de Janeiro, Brazil

December 20, 2024